STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), made effective January ___, 2019 (“Effective Date”), is entered into by and between OLAREGEN THERAPEUTIX INC., a Delaware corporation (“Seller” or the “Corporation”) and GENEREX BIOTECHNOLOGY CORPORATION, a Delaware corporation, or an affiliate, (“Purchaser”). Seller and Purchaser are sometimes referred to individually as a “party”, collectively, as “parties.”

RECITALS:

WHEREAS, Seller desires to authorize, issue and sell Three Million Two Hundred Eighty-Two Thousand Six Hundred Thirty-Two (3,282,632) shares of common stock, constituting Fifty-One Percent (51%) of the issued and outstanding capital stock (on a fully diluted basis as described below) of the Corporation, at a purchase price of $3.65 per share to Purchaser and Purchaser desires to purchase the Shares from Seller upon the terms and subject to the conditions set forth in this Agreement; and,

WHEREAS, concurrently with the execution and delivery of this Agreement, the Corporation and Purchaser are entering into a series of agreements of even date comprised of a Pledge and Security Agreement (the “Pledge”) and Secured Promissory Note (the “Note”) (the Pledge and the Note are referred herein as the “Loan Documents") pursuant to which the Purchaser has extended a loan to the Corporation, in the amount of Eleven Million Six Hundred Thousand Dollars ($11,600,000.00) (the “Loan”); and

WHEREAS, it is contemplated by the Loan Documents that the Purchaser purchase, and the Corporation issue and sell to the Purchaser, shares of common stock of the Corporation pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties made herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties agree as follows:

ARTICLE I

purchase and sale

1.1              Purchase and Sale of Shares. Subject to the terms and conditions of this Agreement, at the Closing (as defined herein), Seller shall sell, transfer and deliver to Purchaser, and Purchaser shall purchase from Seller, Three Million Two Hundred Eighty-Two Thousand Six Hundred Thirty-Two (3,282,632) shares of common stock, constituting Fifty-One Percent (51%) of the issued and outstanding capital stock (on a fully diluted basis as described below) of the Corporation, at a purchase price of $3.65 per share (the “Shares”), free and clear of all liens and encumbrances for the Purchase Price set forth herein. The number of shares has been calculated on a fully diluted basis assuming conversion of the Corporation’s outstanding Series A Preferred Stock and issuance of Sixty Thousand (60,000) shares of common stock currently allocated for issuance to employees and consultants.

1

1.2              Authorization of the Shares. The Corporation shall adopt and file with the Secretary of State of the State of Delaware (as hereinafter defined) the Amended and Restated Certificate of Incorporation of the Corporation in the form attached hereto as Exhibit A (the “Certificate of Incorporation”).

1.3              Purchase Price. The aggregate purchase price for the Shares shall be Twelve Million Dollars ($12,000,000) (the “Purchase Price”), which is based on a purchase price of $3.65 per share, payable in accordance with Section 1.4 hereof.

1.4              Payment of Purchase Price. Seller acknowledges receipt from Purchaser of an initial cash payment, in an amount of Four Hundred Thousand and 00/100 Dollars ($400,000.00), which sum Purchaser will credit toward the Purchase Price on the Closing Date (the “Milestone Payment”). At Closing, the Purchaser shall pay the balance of the Purchase Price to Seller upon the issuance, by Purchaser, of a promissory note (the “Note”), in favor of Seller, substantially in the form attached hereto as Exhibit B, in the principal amount of Eleven Million Six Hundred Thousand and 00/100 Dollars ($11,600,000), which shall (i) bear interest at the rate of seven percent (7%) per annum and (ii) be payable by the Purchaser to the Seller in five installments (the “Incremental Payments”) as follows:

(a.)	Eight Hundred Thousand Dollars ($800,000) on or before January 15, 2019;
(b.)	Eight Hundred Thousand Dollars ($800,000.00) on or before January 31, 2019;
(c.)	Three Million Dollars ($3,000,000.00) on or before February 28, 2019;
(d.)	One Million Dollars ($1,000,000.00) on or before May 31, 2019; and,
(e.)	Six Million Dollars ($6,000,000.00) on or before September 30, 2019.

Provided that each of the Incremental Payments is made when due, the price to be paid the Purchaser for each Share shall be $3.65 per share. In the event any Incremental Payment is not paid when due:

i. The Corporation, in its sole discretion, shall have the option to increase the per share price (and, therefore, the Purchase Price) for all remaining Shares from $3.65 per share to $4.00 per share.

ii. The Purchaser shall have a period of Thirty (30) calendar days following the date upon which any Incremental Payment (other than the Incremental Payment due on September 30, 2019) is due and payable to cure any default by making payment of such Incremental Payment in full, failing which the Corporation, in its sole discretion, shall be entitled to pursue alternative sources of capital without regard for any pre-emptive rights, rights of first refusal, or anti- protections otherwise available to the Purchaser.

iii. In the event the Purchaser fails to tender payment in full in respect of the Incremental Payment due on or before September 30, 2019, the Purchaser shall forfeit its right or entitlement to purchase the Shares subject of that allocation (amounting, in the aggregate, to 1,600,000 Shares), and the Corporation shall be entitled to “claw back” (or secure and obtain the return from the Purchaser of) Fifty Percent (50%) of any and all Shares theretofore acquired by the Purchaser (amounting, in the aggregate, to 800,000 Shares) as liquidated damages.

2

1.5        Pledge and Security Agreement. Purchaser shall execute a pledge and security agreement in the form attached hereto as Exhibit C (the “Pledge”) to secure payment to Seller of the amounts due and owing to it pursuant to the Note.

1.6        Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of the Corporation, 1001 Avenues of Americas, New York, New York 10018, or by mutual exchange of facsimile or portable document format (.pdf) signatures, commencing at 10:00 a.m. EST on the Effective Date (the “Closing Date”).

1.7        Delivery of Shares. Concurrently herewith, Seller shall deliver to Purchaser a stock certificate representing the Shares, together with an executed stock power, dated the date hereof, duly endorsed to Purchaser, transferring to Purchaser the Shares.

1.8        Limited Anti-Dilution Right. If at any time on or before August 1, 2019, the Corporation issues ant shares of capital stock, or any instruments convertible into or exercisable for capital stock, the Corporation shall issue to Purchaser, for no additional consideration, additional shares of common stock so that Purchaser maintains the same percentage interest (calculated to one tenth of a percent) of the outstanding capital stock as before such issuance. If at any time on or before the second anniversary of this Agreement, the Corporation issues (i) in excess of Sixty Thousand (60,000) shares of capital stock, or instruments convertible into or exercisable for such shares as incentives or compensation to employees, officers and consultants or (ii) any warrants exercisable for Series A Preferred Stock, the Corporation shall issue to Purchaser, for no additional consideration, additional shares of common stock so that Purchaser maintains the same percentage interest (calculated to one tenth of a percent) of the outstanding capital stock as before such issuance. The number of such additional shares shall be calculated assuming exercise or conversion of all instruments and warrants. This Section 1.8 shall not apply if Purchaser’s percentage ownership of the Corporation’s capital stock has been reduced below Fifty Percent (50%) other than due the Corporation’s breach of this Agreement, any other Agreement to which Purchaser is a party, or the Corporation’s Certificate of Incorporation, as it may be amended and/or restated from time to time.

Article II
representations and warranties of the CORPORATION

2.1              Organization, Qualification, and Corporate Power. Except as set forth in the Schedules attached (collectively, the “Disclosure Schedules”), the Corporation hereby represents and warrants to Purchaser as of the date hereof as follows:

(a)               The Corporation is a duly organized and validly existing corporation and is in good standing under the laws of the State of Delaware and has all requisite corporate power and corporate authority for the ownership and operation of its properties and for the carrying on of its business as now conducted and as currently proposed to be conducted. The Corporation is duly qualified and is in good standing as a foreign corporation in all jurisdictions wherein the character of the property owned or leased, or the nature of the activities conducted by it, makes such qualification necessary, except where the failure to so qualify or be so authorized would not have a material adverse effect on the Corporation’s assets, business, prospects, liabilities, properties, financial condition, or results of operations taken as a whole (a “Material Adverse Effect”). The Corporation has all requisite corporate power and corporate authority to execute and deliver this Agreement, the Pledge, the Note, the Amended and Restated Investor Rights Agreement and any related exhibits schedules and attachments (collectively all are referred to herein as the “Ancillary Agreements”), to perform all its obligations hereunder and thereunder, to issue, sell, and deliver the Shares.

3

(b)               The Corporation has no subsidiaries.

2.2              Authorization of Agreements and Non-Contravention.

(a)               Non-Contravention. The execution and delivery by the Corporation of this Agreement and the Ancillary Agreements, the performance by the Corporation of its obligations hereunder and thereunder, the issuance, sale, and delivery of the Shares have been duly authorized by all requisite corporate action and will not (x) violate (i) any provision of any applicable law, or any order of any court or other agency of government applicable to the Corporation, (ii) the Articles, (iii) the Bylaws of the Corporation, or (iv) any provision of any mortgage, lease, indenture, agreement, or other instrument to which the Corporation or any of its properties or assets is bound, or (y) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, or encumbrance of any nature whatsoever upon any of the properties or assets of the Corporation, except in the case of clauses (x)(iv) and (y), where such violation, conflict, breach, default or lien would not have a Material Adverse Effect.

2.3              Authorization. This Agreement has been duly executed and delivered by the Corporation and constitutes a legal, valid, and binding obligation of the Corporation, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies and, (iii) to the extent the indemnification provisions contained in the Ancillary Agreements may be limited by the applicable federal or state securities laws. The Ancillary Agreements, when executed and delivered in accordance with the Agreement, will constitute legal, valid and binding obligations of the Corporation, enforceable in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and, (iii) to the extent the indemnification provisions contained in the Ancillary Agreements may be limited by applicable federal or state securities laws.

4

2.4              Capitalization of the Corporation.

(a)               The authorized capital stock of the Corporation consists of 12,000,000 shares, comprised of 10,000,000 shares of common stock (“Common Stock”) and 2,000,000 shares of Preferred Stock (the “Preferred Stock”). In addition, the Corporation has allocated 177,800 warrants to purchase shares of Series A Preferred Stock. The Corporation has allocated 60,000 shares for incentive compensation to employees and consultants. On the Closing Date, the Shares purchased by Purchaser will constitute fifty-one percent (51%) of the issued and outstanding equity securities in the capital of the Corporation on a fully-diluted basis. The issued and outstanding shares of the Corporation’s capital stock are owned by the shareholders and in the numbers set forth on Schedule 2.4 of the Disclosure Schedules. All such outstanding shares of capital stock are duly authorized, validly issued, fully paid, and nonassessable, and the issuance of such securities are exempt from the registration requirements of applicable securities laws.

(b)               Except as set forth in the attached Schedule 2.4 of the Disclosure Schedules (i) no other person owns actually or beneficially any share(s) of the Corporation’s capital stock, (ii) any subscription, warrant, option, convertible security, or any right (contingent or other) to purchase or otherwise acquire from the Corporation (or, to the best of the Corporation’s knowledge, from any other person or entity) any authorized or outstanding equity securities of the Corporation and, (iii) there are no additional commitments by the Corporation to issue shares, subscriptions, warrants, options, convertible securities, or other such rights or to make any distribution or assignment of its indebtedness or assets to to holders of any of its equity securities.

(c)               The Shares have been duly authorized and, when issued, sold, and delivered in accordance with this Agreement for the consideration expressed herein and therein, will be validly issued, fully paid, and nonassessable with no personal liability attaching to the ownership thereof and will be free and clear of all liens, charges, and encumbrances of any nature whatsoever except for restrictions on transfer, as provided for in the Ancillary Agreements or pursuant to applicable federal and state securities laws.

(d)               Apart from the subject Agreement or any other agreement to which the Purchaser may be a party, and to the best of the Corporation’s knowledge, there are no voting trusts, proxies, or other shareholder agreements, pledge agreements, buy-sell agreements, rights of first refusal, preemptive rights (statutory or contractual), or any other restrictions upon the transfer of the Corporation’s securities.

2.5              Financial Statements. The Corporation will provide to Purchaser true, complete and accurate copies of the Corporation’s unaudited financial statements consisting of the balance sheet of the Corporation, as at June 30, 2018, and any related statements of income and retained earnings, stockholders’ equity and cash flow (the “Financial Statements”). The Financial Statements are attached as Schedule 2.5 of the Disclosure Schedules and fairly represent the financial position of the Corporation; they also were prepared substantially in accordance with generally accepted accounting principles (“GAAP”) consistently applied.

5

2.6              No Undisclosed Liabilities. The Corporation has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Financial Statements as of the date thereof , and (b) those which have been incurred in the ordinary course of business consistent with past practice since June 30, 2018, which are not, individually, or in the aggregate, material in amount.

2.7              Absence of Certain Changes, Events and Conditions. Since the date subject of the Financial Statements, and other than in the ordinary course of business consistent with past practice, or except as disclosed in Schedule 2.7, there has not been, with respect to the Corporation, any:

(a)               event, occurrence or development that has had, or could reasonably be expected to have, individually, or in the aggregate, a Material Adverse Effect;

(b)               amendment of the charter, by-laws or other organizational documents of the Corporation, other than in connection with the transaction subject of this Agreement;

(c)               split, combination or reclassification of any shares of its capital stock;

(d)               issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e)               declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f)                entry into any contract that would constitute a Material Contract;

(g)               incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(h)               transfer, assignment, sale or other disposition of any of Intellectual Property (as defined in Section 2.16);

(i)                 transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property;

(j)                 material damage, destruction or loss (whether or not covered by insurance) to its property;

(k)               capital investment in, or any loan to, any other Person;

(l)                 acceleration, termination, material modification to or cancellation of any material contract (including, but not limited to, any Material Agreement) to which the Corporation is a party or by which it is bound;

6

(m)             material capital expenditures;

(n)               imposition of any Encumbrance upon any of the Corporation properties, capital stock or assets, tangible or intangible;

(o)               grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed Ten Thousand Dollars ($10,000.00), or (iii) action to accelerate the vesting or payment of any compensation or benefit for any employee, officer, director, independent contractor or consultant;

(p)               loan to (or forgiveness of any loan to), or entry into any other transaction with, any of the Corporation’s stockholders, directors, officers and employees;

(q)               adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy law or consent to the filing of any bankruptcy petition against it under any similar law;

(r)                acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any person or any division thereof;

(s)                action by the Corporation to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the tax liability; or,

(t)                 any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

2.8              Title to Assets. The Corporation has valid and marketable title to all of its assets now carried on its books including those reflected in the most recent balance sheet of the Corporation which forms a part of Schedule 2.8 attached hereto, or acquired since the date of such balance sheet (except personal property disposed of since such date in the ordinary course of business) free of any liens, charges, or encumbrances of any kind whatsoever, except such encumbrances and liens that arise in the ordinary course of business and do not materially impair the Corporation’s ownership or use of such property or assets set forth on Schedule 2.8. The Corporation complies in all material respects with all leases concerning its operations, and all such leases are valid and subsisting and are in full force and effect.

2.9              Condition and Sufficiency of Assets. Except as set forth in Schedule 2.9, the assets of the Corporation are maintained in good operating condition and repair, and are adequate for the uses to which they are being put and are sufficient for the continued conduct of the Corporation's business after the Closing in substantially the same manner as conducted prior to the Closing.

7

2.10          Litigation and Compliance with Law.

(a)               There is no (i) material action, suit, claim, proceeding, or investigation pending or, to the best of the Corporation’s knowledge, threatened against or affecting the Corporation, at law or in equity, or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign; (ii) material arbitration proceeding relating to the Corporation pending under collective bargaining agreements or otherwise; or (iii) material governmental inquiry pending or, to the best of the Corporation’s knowledge, threatened against or affecting the Corporation (including, without limitation, any inquiry as to the qualification of the Corporation to hold or receive any license or permit), and, to the best of the Corporation’s knowledge, there is no reasonable basis for any of the foregoing. The Corporation is not in default with respect to any governmental order, writ, judgment, injunction, or decree known to or served upon the Corporation by any court or of any federal, state, municipal or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign. There is no material action or suit by the Corporation pending or threatened against others.

(b)               The Corporation has complied in all respects with all laws, rules, regulations and orders applicable to its business, operations, properties, assets, products, and services, and the Corporation has or will acquire all necessary permits, licenses, and other authorizations required to conduct its business as conducted and as proposed to be conducted, except to the extent failure to comply or obtain any such permits, licenses or authorizations will not have a Material Adverse Effect. Without limiting the generality of the foregoing, (i) the Corporation is not engaged, nor, to the knowledge of the Corporation, has any officer, director, partner, employee, or agent of the Corporation engaged, in any act or practice which would constitute a violation of the Foreign Corrupt Practices Act of 1977, or any rules or regulations promulgated thereunder, and (ii) the Corporation has not violated in any material respect any applicable statute, law, or regulation relating to environmental or occupational health and safety, and to the best of the Corporation’s knowledge, no material expenditures are or will be required to comply with any such existing statute, law, or regulation. There is no existing law, rule, regulation, or order, and the Corporation is not aware of any proposed law, rule, regulation or order, whether federal or state, (excluding product approvals from regulatory authorities required to offer its products for human use) which would prohibit or materially restrict the Corporation from, or otherwise materially adversely affect the Corporation in, conducting its business in any jurisdiction in which it is now conducting business or in which it proposes to conduct business.

8

2.11          Proprietary Information of Third Parties. No third party has claimed or has reason to claim that any person employed by or affiliated with the Corporation has (a) violated or may be violating to any material extent any of the terms or conditions of his employment, non-competition, or non-disclosure agreement with such third party, (b) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party, or (c) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees, or has requested information from the Corporation which suggests that such a claim might be contemplated. To the best of the Corporation’s knowledge, no person employed by or affiliated with the Corporation has improperly utilized or proposes to improperly utilize any trade secret or any information or documentation proprietary to any former employer, and to the best of the Corporation’s knowledge, no person employed by or affiliated with the Corporation has violated any confidential relationship which such person may have had with any third party, in connection with the development, manufacture, or sale of any product or proposed product or the development or sale of any service or proposed service of the Corporation, and the Corporation has no reason to believe there will be any such employment or violation. To the best of the Corporation’s knowledge, neither the execution or delivery of this Agreement, nor the Ancillary Agreements, the other related agreements and documents executed in connection with the Closing hereunder, or the carrying on of the business of the Corporation as officers, employees, or agents by any officer, director or key employee of the Corporation, or the conduct or proposed conduct of the business of the Corporation, will materially conflict with or result in a material breach of the terms, conditions, or provisions of or constitute a material default under any contract, covenant, or instrument under which any such person is obligated.

2.12          Insurance. The Corporation carries insurance covering its properties and business adequate and customary for the type and scope of its properties and business.

2.13          Taxes. The Corporation has accurately prepared and timely filed all federal, state, and other tax returns required by law to be filed by it, and all taxes (including all withholding taxes) shown to be due and all additional assessments have been paid or provisions made therefor. The Corporation knows of no additional assessments or adjustments pending or threatened against the Corporation for any period, nor of any basis for any such assessment or adjustment. The Corporation has not elected pursuant to the Internal Revenue Code of 1986, as amended (the “Code”), to be treated as a Subchapter S corporation or a collapsible corporation pursuant to Section 1362 (a) or Section 341(f) of the Code, nor has it made any other elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation or amortization) that would have a Material Adverse Effect.

2.14          Material Agreements. Except for those material contracts set forth in Schedule 2.14 (the “Material Agreements”), the Corporation is not a party to or otherwise bound by any written or oral contract or instrument or other restriction which individually or in the aggregate is material to the business, financial condition, operations, prospects, property, liabilities, or affairs of the Corporation of any kind (contingent or otherwise). Except for the Material Agreements, as set forth in Schedule 2.14, the Corporation is not a party to or otherwise bound by any written or oral:

(a.)	material contract that entitles any customer to a rebate or right of set-off, or which varies in any material respect from the Corporation’s standard form contracts;
(b.)	contract or agreement which is not terminable on less than ninety (90) days’ notice without cost or other liability to the Corporation (except for contracts which, in the aggregate, are not material to the business of the Corporation);

9

(c.)	contract with any labor union (and, to the knowledge of the Corporation, no organizational effort is being made with respect to any of its employees);
(d.)	contract or other commitment with any supplier of goods or services containing any provision permitting any party other than the Corporation to renegotiate the price or other terms, or containing any pay-back or other similar provision, upon the occurrence of a failure by the Corporation to meet its obligations under the contract when due or the occurrence of any other event;
(e.)	contract for the future purchase of fixed assets or for the future purchase of materials, supplies, or equipment in excess of its normal operating requirements;
(f.)	contract for the employment of any officer, employee, or other person (whether of a legally binding nature or in the nature of informal understandings) on a full-time or consulting basis which is otherwise not disclosed, not terminable on notice without cost or other liability to the Corporation, except normal severance arrangements and accrued vacation pay;
(g.)	bonus, pension, profit-sharing, retirement, hospitalization, insurance, stock purchase, stock option, or other plan, contract, or understanding pursuant to which benefits are provided to any employee of the Corporation (other than group insurance plans applicable to employees generally);
(h.)	agreement or indenture relating to the borrowing of money or to the mortgaging or pledging of, or otherwise placing a lien or security interest on, any asset of the Corporation;
(i.)	guaranty of any obligation for borrowed money or otherwise;
(j.)	voting trust or agreement, shareholders agreement, pledge agreement, buy-sell agreement, or first refusal or preemptive rights agreement relating to any securities of the Corporation;
(k.)	agreement, or group of related agreements with the same party or any group of affiliated parties, under which the Corporation has advanced or agreed to advance money or has agreed to lease any property as lessee or lessor;
(l.)	agreement or obligation (contingent or otherwise) to issue, sell, or otherwise distribute or to repurchase or otherwise acquire or retire any share of its capital stock or any of its other equity securities;
(m.)	assignment, license, or other agreement with respect to any form of intangible property involving, in the aggregate, more than $50,000.00 in payments;
(n.)	agreement under which it has granted any Person any registration rights,
(o.)	agreement under which it has limited or restricted its right to compete with any Person in any material respect;
(p.)	other contract or group of related contracts with the same party involving more than $50,000.00, which contract or group of contracts is not terminable by the Corporation without penalty upon notice of thirty (30) days or less.

10

2.15          Except as set forth in Schedule 2.15, the Corporation has in all material respects performed all the obligations required to be performed by them to date, has received no notice of default and are not in default (with due notice or lapse of time or both) under any material lease, agreement, or contract now in effect to which the Corporation is a party or by which it or its property may be bound. The Corporation has no present expectation or intention of not fully performing all its obligations under each such material lease, contract, or other agreement, and the Corporation has no knowledge of any breach or anticipated breach by the other party to any material contract or commitment to which the Corporation is a party. The Corporation is in full compliance with all of the terms and provisions of its Articles and Bylaws.

2.16          Intellectual Property Assets. Set forth in Schedule 2.16 is a list of all patents, patent rights, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, and copyrights, and all applications for such which are in the process of being prepared on behalf of, owned by, or registered in the name of the Corporation, or of which the Corporation is a licensor or licensee or in which the Corporation has any right, title or interest. The Corporation owns or possesses adequate licenses or other rights to use all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, manufacturing processes, formulae, trade secrets, and know how (collectively, “Intellectual Property”) necessary or material to the conduct of its business as conducted, without any conflict with or infringement of the rights of others, and as proposed to be conducted, and no claim is pending or, to the best of the Corporation’s knowledge, threatened to the effect that the operations of the Corporation infringe upon or conflict with the asserted rights of any other Person under any Intellectual Property, and, to the best of the Corporation’s knowledge, there is no basis for any such claim (whether or not pending or threatened). Except as disclosed in Schedule 2.16, no claim is pending or, to the best of the Corporation’s knowledge, threatened to the effect that any such Intellectual Property owned or licensed by the Corporation, or which the Corporation otherwise has the right to use, is invalid or unenforceable by the Corporation, and, to the best of the Corporation’s knowledge, there is no basis for any such claim (whether or not pending or threatened). To the best of the Corporation’s knowledge, all material technical information developed by and belonging to the Corporation which has not been patented has been kept confidential. The Corporation has not granted or assigned to any other person or entity any right to manufacture, have manufactured, or assemble the products or proposed products or to provide the services or proposed services of the Corporation. Except as set forth in Schedule 2.16, the Corporation has no material obligation to compensate any Person for the use of any Intellectual Property nor has the Corporation granted to any Person any license or other rights to use in any manner any Intellectual Property of the Corporation.

11

2.17          Investments in Other Persons. The Corporation has not made any loan or advance to any Person which is outstanding on the date of this Agreement, nor does the Corporation own any capital stock or assets comprising the business of, obligations of, or any interest in, any Person except as disclosed in Schedule 2.17.

2.18          Assumptions, Guaranties, etc. of Indebtedness of Other Persons. The Corporation has not assumed, guaranteed, endorsed, or otherwise become directly or contingently liable for any material amount of indebtedness of any other Person for (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to, or otherwise invest in the debtor, or otherwise to assure the creditor against loss), except for guaranties by endorsement of negotiable instruments for deposit or collection in the ordinary course of business.

2.19          Governmental Approvals. Apart from any regulatory approval which may be necessary or required in connection with the Corporation’s Intellectual Property, no authorization, consent, approval, license, filing, or registration with any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, is or will be necessary for the valid execution, delivery, and performance by the Corporation of this Agreement or the Ancillary Agreements, the issuance, sale and delivery of the Shares, other than filings pursuant to federal and state securities laws (all of which filings have been made or will be made by the Corporation) in connection with the sale of the Shares.

2.20          Disclosure. The Corporation’s representations in this Agreement (including the Schedules and Exhibits to this Agreement) do not contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained herein or therein, taken as a whole, not misleading.

2.21          Offering of the Shares. Neither the Corporation nor any Person acting on its behalf has taken or will take any other action (including, without limitation, any offer, issuance, or sale of any security of the Corporation under circumstances which might require the integration of such security with Shares under the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder), in either case so as to subject the offering, issuance, or sale of the Shares to the registration provisions of the Securities Act.

2.22          No Brokers or Finders. Except as disclosed, no person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest, or valid claim against or upon the Corporation for any commission, fee, or other compensation as a finder or broker arising out of the transactions contemplated by this Agreement.

2.23          Officers. The Corporation has made available a list of the names of the officers of the Corporation, together with the title or job classification of each such person and the total base compensation anticipated to be paid to each such person by the Corporation during the current fiscal year, not including bonuses or benefits which the Corporation is not obligated to pay. Except as disclosed on Schedule 2.23, none of such persons has an employment agreement or understanding, whether oral or written, with the Corporation which is not terminable on notice by the Corporation without cost or other liability to the Corporation, including without limitation, any agreement with respect to the acceleration of vesting of any capital stock or options to acquire capital stock of the Corporation.

12

2.24          Transactions with Affiliates. There are no loans, leases, royalty agreements, or other continuing transactions between the Corporation and any Person owning five percent (5%) or more of any class of capital stock or other entity controlled by any such Person or a member of any such Person’s family. Only Series A investors have a royalty agreement.

2.25          Employees. Each of the former and current officers and employees of the Corporation has executed or will execute a corporate protection agreement, or similar agreement containing provisions of confidentiality (each a “Corporation Protection Agreement”), and such Corporate Protection Agreement are in full force and effect. No officer or key employee of the Corporation has advised the Corporation in writing that he intends to terminate employment with the Corporation. To the best of the Corporation’s knowledge, the Corporation has complied in all material respects with all applicable laws relating to the employment of labor, including provisions relating to wages, hours, equal opportunity, collective bargaining, and the payment of Social Security and other taxes, and with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

2.26          ERISA. No employee benefit plan established or maintained, or to which contributions have been made, by the Corporation, which is subject to Part 3 of Subtitle B of Title I of ERISA had an accumulated funding deficiency (as such term is defined in Section 302 of ERISA) as of the last day of the most recent fiscal year of such plan ended prior to the date hereof, and no material liability to the Pension Benefit Guaranty Corporation has been incurred with respect to any such plan by the Corporation.

2.27          Labor Relations. No labor union or any representative thereof has made any attempt to organize or represent employees of the Corporation and there are no pending unfair labor practice charges, material grievance proceedings, or adverse decisions of a Trial Examiner of the National Labor Relations Board against the Corporation.

2.28          Books and Records. The books of account, ledgers, order books, records, and documents of the Corporation accurately reflect all material information relating to the business of the Corporation that is appropriate to be reflected therein in all material respects

2.29          Survival. All terms, provisions and covenants found in any employment agreement entered into by the Corporation with any officer of the Corporation, including, without limitation, Anthony Dolisi, as disclosed on Schedule 2.23, shall survive the Closing of the transaction subject of this Agreement and shall remain in full force and effect.

Article III
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Purchaser represents and warrants to Seller that the following statements are true and correct as of the date hereof.

3.1              Authorization of Purchaser. Purchaser has the requisite legal capacity to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Purchaser of this Agreement and each of the Ancillary Documents to which it is a party have been duly authorized by all necessary action on the part of the Purchaser.

13

3.2              Conflicts; Consent of Third parties. Neither the execution and the delivery by Purchaser of this Agreement or the Ancillary Agreements to which it is a party, nor the consummation of the transactions contemplated hereby and thereby on the part of Purchaser violate, result in the breach or termination of, or constitute a default under, result in an acceleration of, or create in any party the right to accelerate, terminate, modify or cancel, any contract to which Purchaser is a party or by which Purchaser or its properties or assets are bound.

3.3              No Proceedings. No suit, action or other proceeding is pending before any Governmental Body seeking to restrain or prohibit Purchaser from entering into this Agreement or to prohibit the Closing or the performance of any other obligation hereunder.

3.4              Accredited Investor Status. Purchaser (a) understands and acknowledges that the Shares have not been registered under the Securities Act, or under applicable state securities Laws (“Blue Sky Laws”), in reliance upon exemptions contained in the Securities Act and Blue Sky Laws and any applicable regulations promulgated thereunder or interpretations thereof, and cannot be offered for sale, sold or otherwise transferred unless, among other things, such securities subsequently are so registered or qualify for exemption from registration under the Securities Act and Blue Sky Laws; (b) represents, understands and acknowledges that the Shares are being acquired under this Agreement in good faith solely for its own account, for investment and not with a view toward resale or other distribution in violation of the Securities Act or Blue Sky Laws, and that such securities will not be offered for sale, sold or otherwise transferred without either registration or exemption from registration under the Securities Act and Blue Sky Laws.

Article IV
CONDITIONS PRECEDENT TO CLOSING

The closing of the sale of the Shares contemplated by this Agreement will be subject to the satisfaction of the following conditions precedent (the “Conditions Precedent”), any of which may be waived by Purchaser, in whole or in part:

4.1              The representations and warranties of the Corporation set forth in this Agreement shall be true and correct on and as of the Closing Date.

4.2              All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing, and each of these covenants and obligations, shall have been duly performed and complied with in all material respects.

4.3              The holders of the Corporation’s Series A Preferred Stock (the “Preferred A Holders”) and the holders of the Corporation’s common stock shall have executed and delivered to and in favor of the Corporation and the Purchaser any and all consents to, and waivers in respect of, the Transaction, as mandated by the (i) Certificate of Incorporation (as amended and restated), (ii) the Series A Convertible Preferred Stock Purchase Agreement between the Corporation and the Preferred A Holders dated August 29, 2018 (the “Preferred A SPA”), and (iii) the August 29, 2018 Investor Rights Agreement between the Corporation, the Preferred A Holders, and the holders of the Corporation’s issued and outstanding common stock (the “Rights Agreement”), such consent to include, inter alia, (x) consent to the composition of the Board (as that term is hereinafter defined), (y) consent to the issuance of the Shares to the Purchaser, and (z) a waiver of the preemptive purchase rights set forth in the Rights Agreement.

14

4.4              Each of the Purchaser and the Corporation shall be satisfied, in its sole discretion, with the results of its due diligence investigations in respect of the Transaction.

4.5              The boards of directors of each of the Purchaser and the Corporation shall have approved the Transaction.

Article V
CLOSING DELIVERABLEs

At the Closing, Seller shall have delivered to Purchaser each of the following items:

5.1              Articles. A true and correct copy of the Second Amended and Restated Articles of Incorporation of the Corporation which were filed with the Secretary of State of the State of Delaware in substantially the same form as attached hereto as Exhibit A.

5.2              Officer’s Certificate. A certificate of an executive officer of the Corporation certifying (i) to be true and correct copies of the organizational documents of the Corporation, (ii) to be a true and correct copy of the resolutions of the Corporation approving the transactions contemplated by this Agreement, and (iii) as to the names and signatures of the officers of the Corporation authorized to sign the Ancillary Documents to which the Corporation is a party.

5.3              Share Certificate. A certificate evidencing Purchaser’s ownership of fifty one percent (51%) of the authorized and issued shares of the Corporation.

5.4              Investor Rights Agreement. A copy of the Amended and Restated Investor Rights Agreement of the Corporation, in the form attached hereto as Exhibit D (the “Investor Rights Agreement”), duly executed by Seller.

5.5              Consents. All material authorizations, consents, waivers and approvals required to be obtained from any governmental or regulatory authority and/or from contractual counter-parties of the Corporation in connection with the performance of this Agreement shall have been obtained.

5.6              Good Standing. Certificates of good standing as of a recent date with respect to the Corporation issued by the Secretary of State or similar authority of the jurisdiction in which the Corporation is incorporated or formed and for each other state or jurisdiction in which the Corporation is qualified to do business as a foreign corporation.

15

At the Closing, Purchaser shall have delivered to Seller each of the following items:

5.7              Payment of Purchase Price. Purchaser shall have delivered to the Corporation the full purchase price for all of the Shares to be purchased by them in accordance with the provisions of Section 1.2 hereof.

5.8              Consents. All material authorizations, consents, waivers and approvals required to be obtained from any governmental or regulatory authority and/or from contractual counter-parties of the Purchaser in connection with the performance of this Agreement shall have been obtained.

5.9              Note. A copy of the Note, duly executed by Purchaser, with the original to be sent via courier for delivery within 2 business days of the Closing Date.

5.10          Pledge Agreement. A copy of the Pledge Agreement, duly executed by Purchaser.

5.11          Investor Rights Agreement. A copy of the Investor Rights Agreement, duly executed by Purchaser.

Article VI
COVENANTS OF THE CORPORATION AND PURCHASER

6.1              Board Membership & Executive Management Participation. The Composition of the Corporation’s Board of Directors following Closing is set forth in Section 1.2 of the Investor Rights Agreement. It is further understood and agreed that Anthony Dolisi shall serve as an “observer” of the Purchaser’s Board of Directors

6.2              Expenses. Regardless of whether any or all of the transactions contemplated by this Agreement are consummated, and except as otherwise expressly provided herein, Purchaser and Seller shall each bear their respective direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby, including legal, accounting, brokerage and other fees and expenses.

6.3              The parties acknowledge and agree that if Joseph Moscato ceases to be the President or Chief Executive Officer of the Purchaser, then the Corporation, in its sole discretion, has the right to decline to accept any Incremental Payments due and payable after the effective date of such cessation and thereafter decline to sell any further Shares to the Purchaser

Article VII
COVENANTS OF THE CORPORATION

7.1              The Corporation covenants and agrees that so long as Purchaser owns any of the Shares:

16

(a)               The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects as of the date of the Closing Date.

(b)               Seller shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date.

(c)               Seller shall have caused to be delivered to Purchaser a certificate executed by a duly authorized officer of Seller certifying that each of the conditions set forth in Sections 7.1(a) and (b) has been satisfied.

(d)               Corporate Existence. The Corporation shall maintain its corporate existence, rights, and franchises in full force and effect.

(e)               Use of Proceeds. The Corporation shall use the proceeds from the sale of the Shares at the Closing for general working capital purposes. Notwithstanding the foregoing, the Milestone Payment shall be applied solely in support of the “soft” commercial launch of the Corporation product Excellagen® (the Corporation’s proprietary FDA-approved syringe-based flowable topical gel that promotes the healing process for the treatment of dermal wounds).

(f)                Intentionally left blank.

(g)               Required Insurance Coverage. The Corporation shall acquire and maintain insurance coverage as to its properties and business, insurance against such casualties and contingencies and of such types and in such amounts as is customary for companies similarly situated, of similar size, scope and financial condition, which insurance shall be deemed by the Corporation to be sufficient. If requested by Purchaser, the Corporation will add one designee as a notice party for any such policies and shall request that the issuer of such policies provide such designee with Ten (10) days’ notice before such policies are terminated (for failure to pay premiums or otherwise) or assigned or before any change is made in the beneficiary thereof. Within Thirty (30) days after the date of this Agreement, the Corporation will bind Directors and Officers liability with a carrier and in an amount reasonably satisfactory to the Designated Director and the Generex Director (as defined in the Amended and Restated Shareholder Agreement). In addition, the Corporation shall obtain corporation protection agreements from all future officers and key employees of, and consultants to, the Corporation. The Corporation shall also obtain a Confidentiality Agreement from all other future employees who will have access to confidential information of the Corporation upon their employment by the Corporation.

(h)               Compliance with Laws. The Corporation shall comply with all applicable laws, rules, regulations, and orders, noncompliance with which could materially adversely affect its business, prospects, financial condition, or results of operations.

(i)                 Keeping of Records and Books of Account. The Corporation shall keep adequate records and books of account, in which entries will be made in accordance with GAAP, reflecting all material financial transactions of the Corporation, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts, and other purposes in connection with its business shall be made.

17

(j)                 Change in Nature of Business. The Corporation shall not make any material change in the nature of its business without the approval of its Board of Directors.

(k)               Financial Statements of Corporation: The Corporation covenants and agrees to deliver to the Purchaser, within sixty (60) calendar days of the Closing Date (the “Delivery Date”) the financial statements of the Corporation mandated by Regulation S-X (17 C.F.R. Part 210) audited by a PCAOB auditor (the “Financial Statements”) so as to facilitate consolidation of such financial statements with those of the Purchaser. In the event that the Financial Statements are not delivered to the Purchaser on or before the Delivery Date, the Purchaser shall be entitled, in its sole discretion, to rescind the Transaction, in which event (i) the Milestone Payment and any Guaranteed Payments and Incremental Payments made prior to such rescission will be forthwith due and repayable by the Corporation to the Purchaser.

Article VIII
Indemnification

8.1              Seller’s Indemnification Obligations. Subject to the provisions of this Section 8.1, after the Closing, Seller shall reimburse, indemnify and hold harmless the Purchaser and its affiliates and their respective officers, directors, managers, shareholders, members, partners, employees, agents, affiliates, attorneys and representatives (collectively, “Purchaser Indemnified Parties”) from, against and in respect of all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, liabilities, obligations, taxes, liens, losses, expenses, payments and fees, including court costs and reasonable attorneys’ fees and expenses (the “Adverse Consequences”) that may be incurred by or imposed on any Buyer Indemnified Party that result from, relate to or arise out of:

(i)                 any breach or inaccuracy of a representation or warranty made by Seller in this Agreement or any Ancillary Document; and

(ii)              any breach by Seller of, or failure by Seller to perform, any of Seller’s covenants, agreements or obligations in this Agreement.

8.2              Purchaser’s Indemnification Obligations. Subject to the provisions of this Section 8.2, after the Closing, Purchaser agrees to defend, reimburse, indemnify and hold harmless the Seller from, against and in respect of any Adverse Consequences that may be incurred or suffered by or imposed on Seller that result from, or relate to, or arise out of:

(a)               any breach or inaccuracy of a representation or warranty made by Purchaser in this Agreement or any Ancillary Document; and

(b)               any breach by Purchaser of, or failure by Purchaser to perform, any of Purchaser’s covenants, agreements or obligations in this Agreement or any Ancillary Document.

8.3              Indemnification Procedure.

(a)               A party entitled, or seeking to assert rights, to indemnification under this Section 8.3 (an “Indemnified Party”) shall give written notification (a “Claim Notice”) to the party from whom indemnification is sought (an “Indemnifying Party”) which contains (i) a description and the amount (the “Claimed Amount”), if then known, of any Adverse Consequences incurred, or reasonably expected to be incurred, by the Indemnified Party and (ii) a statement that the Indemnified Party is entitled to indemnification under this Section 8.3 for such Adverse Consequences and a reasonable explanation of the basis therefor.

18

(b)               Following receipt of a Claim Notice from the Indemnified Party, the Indemnifying Party shall have thirty (30) days in which to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Indemnified Party agrees to make available to the Indemnifying Party and/or its authorized representative(s) the information relied upon by the Indemnified Party to substantiate the claim. Within such thirty (30) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response (the “Response”) in which the Indemnifying Party shall either: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount or (ii) dispute that the Indemnified Party is entitled to receive any or all of the Claimed Amount and the basis for such dispute (in such an event, the Response shall be referred to as an “Objection Notice”). If no Response is delivered by the Indemnifying Party to the Indemnified Party within such thirty (30) day period, the Indemnifying Party shall be deemed to have agreed that an amount equal to the entire Claimed Amount shall be payable to the Indemnified Party, and such Claimed Amount shall be promptly paid to the Indemnified Party.

(c)               In the event that the parties are unable to agree on whether Adverse Consequences exist or on the amount of such Adverse Consequences within the thirty (30) day period after delivery of an Objection Notice, either the Indemnified Party or the Indemnifying Party may (but are not required to do so) petition or file an action in a court of competent jurisdiction for resolution of such dispute.

8.4              Limitations on Indemnification Obligations. Notwithstanding any other provision in this Agreement to the contrary the maximum aggregate liability of each party for indemnification claims made pursuant to Article VIII shall in no event exceed an amount equal to the Purchase Price (the “Indemnification Cap”).

Article IX
MISCELLANEOUS

9.1              Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, or the Shareholders Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.

9.2              Survival of Representations and Warranties and Agreements. All representations and warranties made herein or in any agreement, certificate, or instrument delivered to Purchaser or Seller pursuant to or in connection with this Agreement shall survive the execution and delivery of this Agreement, the Ancillary Agreements, the issuance, sale, and delivery of the Shares, and shall terminate on the one-year anniversary of the final payment due under this Agreement.

19

9.3              Brokerage. Each party hereto will indemnify and hold harmless the others against and in respect of any claim for brokerage or other commissions relative to this Agreement or to the transactions contemplated hereby, based in any way on agreements, arrangements, or understandings made or claimed to have been made by such party with any third party.

9.4              Parties in Interest. All representations, covenants, and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. Without limiting the generality of the foregoing, all representations, covenants, and agreements benefiting the Investor, unless otherwise herein or therein provided, shall inure to the benefit of any and all subsequent holders from time to time of Shares and all such holders shall be bound by all of the obligations of Purchaser hereunder and under the terms of the Shares.

9.5              Notices. All notices, requests, consents, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, on the date of transmittal of services via e-mail or telecopy to the party to whom notice is to be given (with a confirming copy delivered within 24 hours thereafter), or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, or overnight mail via a nationally recognized courier providing a receipt for delivery and properly addressed as set forth below:

Corporation:

Olaregen Therapeutix Inc.

2nd Floor 1001 Avenues of Americas, New York, New York 10018

Attn: Anthony J. Dolisi

CEO & President

With copy to:

Stuart L. Melnick, Esq.

Law Offices Stuart L. Melnick, LLC

60 East 42nd Street, Suite 4600

New York, NY 10165

stuart@melnick-law.com

Purchaser:

Generex Biotechnology Corporation

10102 USA Today Way

Miramar, Florida 33025

Attn: General Counsel

With copy to:

Gary Miller, Esq.
Eckert Seamans Cherin & Mellott, LLC

Two Liberty Place

50 S. 16th Street, 22nd Floor

Philadelphia, PA 19102

gmiller@eckertseamans.com

(a)               Any party may change its address for purposes of this paragraph by giving notice of the new address to each of the other parties in the manner set forth above.

9.6              Confidentiality. The parties acknowledge being bound by a reciprocal confidential disclosure agreement made September 13, 2018 (the “CDA”), the terms of which are incorporated hereby by reference. The parties hereby acknowledge and agree that, notwithstanding anything to the contrary set forth in the CDA, all press releases and other public announcements relating to this Agreement or the transactions contemplated hereby will be agreed upon by both parties acting reasonably.

20

9.7              Governing Law; Venue. This Agreement shall be governed by the Laws of the State of New York without giving effect to any choice of law or conflict of law provision or rule. All Actions arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in the State of New York, County of New York. Each of the parties to this Agreement irrevocably submits to the exclusive jurisdiction of the state courts of New York and to the jurisdiction of the United States District Court for the Southern District of New York for the purpose of any Action arising out of or relating to this Agreement.

9.8              Intentionally left blank

9.9              Entire Agreement. This Agreement, including the Exhibits, Schedules, and Ancillary Agreements annexed hereto, constitutes the sole and entire agreement of the parties with respect to the subject matter hereof. All Exhibits, Schedules and Ancillary Agreements annexed hereto are hereby incorporated herein by reference.

9.10          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.11          Amendments and Waivers. This Agreement may be amended or modified, and provisions hereof may be waived, with the written consent of the Corporation and the holders of at least two-thirds of the outstanding shares of Common Stock issued or issuable upon conversion of the Shares. Any such amendment, modification, or waiver shall be binding on all parties, including those not signing such amendment, modification, or waiver, and such consent may be given or withheld for any reason or for no reason.

9.12          Severability. If any provision of this Agreement shall be declared void or unenforceable by any judicial or administrative authority, the validity of any other provision and of the entire Agreement shall not be affected thereby.

9.13          Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting any term or provision of this Agreement.

9.14          Definition of “Person.” As used in this Agreement, the term “Person” shall mean an individual, corporation, trust, partnership, limited liability corporation or partnership, joint venture, unincorporated organization, governmental authority or any agency or political subdivision thereof, or other entity.

SIGNATURE PAGE TO FOLLOW

21

IN WITNESS WHEREOF, the Corporation and Purchaser have executed this Stock Purchase Agreement as of the date first above written.

OLAREGEN THERAPEUTIX INC. a Delaware corporation By: ______________________________ Anthony J. Dolisi Chief Executive Officer and Chairman	GENEREX BIOTECHNOLOGY CORPORATION a Delaware Corporation By: ______________________________ Joseph Moscato President & Chief Executive Officer

22

EXHIBITS

TABLE OF CONTENTS

EXHIBIT A Second Amended and Restated Articles of Incorporation

EXHIBIT B The Note

EXHIBIT C The Pledge

EXHIBIT D Amended and Restated Investor Rights Agreement

SCHEDULE 2.4 Capitalization

SCHEDULE 2.5 Financial Statements

SCHEDULE 2.7 Absence of Certain Changes, Events and Conditions

SCHEDULE 2.8 Title to Assets

SCHEDULE 2.9 Condition and Sufficiency of Assets

SCHEDULE 2.14 Material Agreements

SCHEDULE 2.15 No Defaults

SCHEDULE 2.16 Intellectual Property

SCHEDULE 2.17 Investments in Other Persons

SCHEDULE 2.23 Officers

23